Exhibit 99.1
                                                           FOR IMMEDIATE RELEASE

                                                        FOR FURTHER INFORMATION:
                                                     Vicon Industries: Joan Wolf
                                                                    631/952-2288
                                      Bliss, Gouverneur & Associates: John Bliss
                                                                    212/840-1661


                 VICON INDUSTRIES REPORTS FIRST QUARTER RESULTS

HAUPPAUGE, NY, February 19, 2004 - Vicon Industries, Inc. (Amex: VII), a leading designer and producer of video security and surveillance systems, today reported operating results for the first quarter ended December 31, 2003. The announcement was made by CEO Ken Darby, who said the improved results principally reflect the effect of sales of new digital video products.

Net sales for the first fiscal quarter were $14.3 million, an increase of 19% compared with $12.0 million in the previous fiscal year period. Net income was $122,000 ($.03 per share diluted), compared with a net loss of $2,072,000 ($.45 per share) in the prior year quarter, which included a goodwill impairment charge of $1,373,000 ($.30 per share).

Commenting on the results, Mr. Darby said both foreign and domestic sales rose 19% in the quarter. Domestic sales totaled $8.0 million, up from $6.7 million, while foreign sales reached $6.3 million, compared with $5.3 million in the prior year quarter. The sales growth was mainly driven by demand for new digital video products, ViconNet(tm) and Kollector(tm). Gross profit margins increased to 40.8% versus 32.5% as a result of sales of higher margin digital products and favorable foreign currency exchange rates. Operating expenses increased 12% to $5.6 million due to higher legal fees associated with the defense of a patent infringement suit and increased foreign sales office expense as a result of an unfavorable exchange rate.

Mr. Darby noted that new orders in the first quarter were off 10% from the previous quarter and the backlog of unfilled orders at December 31, 2003 dipped to $6.6 million from $7.4 million at the start of the quarter.

Engineering and development expense was virtually unchanged at $1.1 million for the current and prior year quarter. "The majority of Vicon's engineering efforts remain dedicated to the ViconNet(tm) network application and associated video servers, network cameras and digital recorders," Darby said.

Vicon Industries, Inc. designs, manufactures, assembles and markets a wide range of video systems and system components used for security, surveillance, safety and communication purposes by a broad group of end users worldwide.

This news release contains forward-looking statements that involve risks and uncertainties. Statements that are not historical facts, including statements about the adequacy of reserves, estimated costs, Company intentions, probabilities, beliefs, prospects and strategies and its expectations about expansion into new markets, growth in existing markets, enhanced operating margins or growth in its business, are forward-looking statements that involve risks and uncertainties. Actual results and events may differ significantly from those discussed in the forward-looking statements and the Company undertakes no obligation to publicly update or revise any forward-looking statements.

(Table of Operations Attached)
                             Vicon Industries, Inc.

                       Condensed Statements of Operations


                        First Quarter Ended December 31,
                        --------------------------------

                                             2003                      2002
                                             ----                      ----

Net sales                                 $14,338,000               $12,018,000


Gross profit                                5,847,000                 3,901,000


Operating income (loss)                       286,000                (1,070,000)


Income (loss) before income taxes             277,000                (1,077,000)

Income tax expense (benefit)                  155,000                  (378,000)

Income (loss) before cumulative effect
of a change in accounting principle           122,000                  (699,000)

Cumulative effect of a change in
accounting principle (Note 1)                    -                   (1,373,000)
                                           -----------               -----------

Net income (loss)                          $  122,000               $(2,072,000)
                                           ===========               ===========

Basic and diluted earnings (loss) per share:
-------------------------------------------

Income (loss) before cumulative effect
of a change in accounting principle        $ .03                    $ (.15)

Cumulative effect of a change in
accounting principle                       $   -                    $ (.30)

                                           ------                   ------
Net income (loss) per share                $ .03                    $ (.45)
                                           ======                   ======

Shares used in computing
earnings (loss) per share:

    Basic                                  4,606,000                  4,643,000
    Diluted                                4,791,000                  4,643,000


Note 1: Represents goodwill write-off as a result of adopting a new accounting principle.